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                                                                   EXHIBIT 10.12


                                  WEST GEORGIA
                                  NATIONAL BANK

                                 August 30, 2000

H. James Crowe
6472 Cornwallis Drive
Douglasville, GA 30135

         RE:      WEST GEORGIA NATIONAL BANK ("WGNB") EMPLOYMENT OF
                  H. JAMES CROWE ("EMPLOYEE")

Dear Mr. Crowe:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB.

         SERVICES. The services you will now perform for WGNB are as follows:
Executive Vice President as described in the attached Job Description (Exhibit "A"). Of course, your responsibilities may change from time to time based on determinations made by the Board of Directors or more senior officers. At this time, you will report to L. Leighton Alston, the Chief Executive Officer.

         TERM. This Agreement is for a term of two (2) years and may be extended for one additional year if neither party gives notice of termination more than ninety (90) days before the expiration of the initial term.

         COMPENSATION AND BENEFITS. You will be compensated in exchange for your services and the other agreements made in this letter. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $94,497.52 annually. Your compensation will be reviewed during your annual performance review, and may be increased based on a number of factors within the discretion of WGNB, including your performance and WGNB's performance. You will be reimbursed for all reasonable expenses incurred in the course of business. Because WGNB will have the sole right to determine what is reasonable, we recommend that before incurring expenses, you consult with Mr. Alston or whomever you report to at the time the expense may be incurred. You are also eligible to receive the benefits WGNB offers to employees of your level. In addition, so long as you are employed by WGNB we will provide you with $150.00 per month in gas chits. You are also eligible to receive compensation as set forth in the Executive Compensation Plan and the Bonus and Stock Option Plan. You may also be permitted to participate in other plans at the discretion of the Board of Directors or a committee thereof.
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         PROPRIETARY AND TRADE SECRET INFORMATION: You also acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information peculiar to WGNB's business, the disclosure or use of which would injure WGNB's business. Therefore, you agree that you will not at any time during or for two (2) years after the term of this Agreement, use, reveal, or divulge any trade secrets. In addition, you agree that during the term of this Agreement and for a period of three (3) years thereafter, you will not use, reveal, or divulge any confidential information. However, you shall not be required to keep confidential any trade secrets or confidential information that is or becomes publicly available, is independently developed by you outside of the scope of this Agreement, or is rightfully obtained from third parties.

         COMPETITION. You acknowledge that as Executive Vice President, you shall be engaged in certain activities for WGNB as described in the attached Job Description (Exhibit "A"). You also acknowledge that you are performing these activities for WGNB in Carroll County, Georgia (the "Territory"). You agree, that during your employment with WGNB, and for a period of twenty-four (24) months thereafter, you shall not in any manner, directly or indirectly, render services in the capacity of an officer, supervisor or manager (including supervisory or managerial services performed as an advisor, consultant or independent contractor), or render services substantially similar to services rendered by you to WGNB in the specific area of WGNB's business in which you are involved in the Territory.

         SOLICITATION OF CUSTOMERS. You also agree that during the term of your employment, and for a period of twenty-four (24) months thereafter, you will not within the Territory, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity other than WGNB, actively solicit the business or patronage of any of the clients, customers or accounts of WGNB served by you during the term of this Agreement.

         FORM OF RELIEF FOR CERTAIN BREACHES. In the event of your actual or threatened breach of the preceding two paragraphs, WGNB, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting WGNB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that WGNB violated any of the terms of this Agreement.

         IMPACT OF TERMINATION CAUSES UPON COMPETITION AND SOLICITATION. Your employment may terminate in one of two fashions: either you terminate your employment, or WGNB terminates your employment.
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         If you terminate your employment with WGNB for any reason, the provisions of the sections regarding Competition and Solicitation of Customers shall have full force and effect.

         WGNB may terminate your employment in one of two fashions: either with cause, or without cause. A termination "with cause" under this section of this letter agreement (as opposed to the next section which has a broader definition) occurs when two conditions are satisfied. First, there must be a "change in control." (A "Change of control" means any transaction or series of related transactions, which result in (1) transfer of more than 50% of the common stock of WGNB Corp., excluding mergers or consolidations; (2) sale of all or substantially all of WGNB Corp.'s assets, or (3) any merger or consolidation with another company where the surviving entity is directly, controlled by persons other than shareholders of WGNB Corp.) Second, after a change in control and at any time before your last date of employment with WGNB, you decline to serve WGNB in another position or function at any location within the company without a reduction in salary.

         If WGNB terminates you without cause, then the provisions of the sections regarding Competition and Solicitation of Customers shall have no force and effect. If WGNB terminates you with cause as defined in this Section, those provisions shall have full force and effect. Any termination that is not with cause is without cause.

         IMPACT OF TERMINATION CAUSE UPON SEVERANCE COMPENSATION. This Section applies only to termination of your employment by WGNB, as opposed to your own termination of your employment. WGNB may terminate your employment in one of two fashions: either with cause, or without cause. For the purposes of this Section, termination with cause includes the definition in the preceding Section, and also includes any other instance in which a similarly situated employer would terminate employment, including but not limited to theft, dishonesty, nonperformance and violation of policy. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to twenty-four (24) months salary plus accrued vacation. If you are terminated with cause you will receive no such lump sum.

         MISCELLANEOUS. This letter constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of
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declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such provision is valid and enforceable. This Agreement may only be amended in writing, signed by all of the parties. This Agreement may be assigned by WGNB to any parent, subsidiary or successor-in-interest without consent of Employee. This Agreement shall be governed by the laws of the State of Georgia, and all disputes arising out of or relating to this Agreement shall be litigated in Federal Court in the State of Georgia or State Court in Carroll County, State of Georgia. The parties to this Agreement consent to jurisdiction and venue in those courts.

         If you agree with the terms of this letter, please signify by signing below.

                                   Sincerely,

                                   West Georgia National Bank

                                   By:      /s/ L. Leighton Alston
                                      -----------------------------------------
                                            L. LEIGHTON ALSTON
                                   Its:     CHIEF EXECUTIVE OFFICER

         Agreed to and accepted, this 30th day of August, 2000.


                                            /s/ H. James Crowe
                                      -----------------------------------------
                                      H. James Crowe





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                           WEST GEORGIA NATIONAL BANK
                                 JOB DESCRIPTION
                                  JANUARY, 2000

           JOB TITLE: EXECUTIVE VICE PRESIDENT RETAIL BANKING DIVISION
                           AND CHIEF OPERATING OFFICER

JOB CODE: E 108
DEPARTMENT: RETAIL
REPORTS TO: CHIEF EXECUTIVE OFFICER

APPROVED BY:                                         DATE:
            ------------------------                       ---------------------

SUMMARY:
This Senior-Management position oversees/directly coordinates activities/functions for the following responsible management positions:

         (1) All Branch Manager/Officers
         (2) All Consumer and Branch Loan Officers
         (3) New Accounts Manager
         (4) Teller Supervisor/Security Officer
         (5) Marketing/Advertising
         (6) Director of Human Resources

Accomplished through and by identifying/defining measurable objectives to ensure profitability for the bank, growth of loans and deposits, increased non-interest fee income, consistent delivery of quality customer service and development of employees.

Responsible for retail products/services development and appropriate delivery, credit insurance profitability and retail loan/deposit rates. This position also oversees ATM functions, check card product and appropriate responsibility center budget variances.

Responsible for organizing, planning and directing the bank's consumer loan portfolio and the management of the consumer loan function.

Directs/manages the marketing and advertising functions utilizing appropriate means within defined budget.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Has responsibility for:
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Developing the short- and long-term goals and objectives of the consumer loan department, Branch Officers, New Accounts Manager, Teller Supervisor/Security Officer and Director of Human Resources.

Establishes consumer lending policies and operating procedures that are consistent with overall bank policies and operations objectives.

Processing and approving or rejecting primarily consumer loans.
Interviews applicants to develop information concerning their loan needs, earnings, and financial condition in order to determine if a loan is an acceptable risk.

Directs activities of Consumer and Branch Loan Officers, Branch Managers, New Accounts Manager, Teller Supervisor/Security Officer and Director of Human Resources.

Participating in sales development activities. Cross-sells services in a professional manner. Participates in community affairs to increase the bank's visibility and to enhance new business opportunities.

Following current loans to ensure compliance with terms; coordinating lending activities with others in the bank.

Keeps informed of market conditions and competitive interest rates to implement changes in the bank's rate structure. Revises departmental goals and objectives based on changes in market conditions and other factors.

Monitors loan repayment activities and takes necessary action to collect from past due accounts resolving delinquent loans and problem accounts to establish current basis.

Work with loan documentation clerk on tracking reports to eliminate deficiencies.

Presents loans over lending authority to Executive Loan Committee for approval.

Encourages the growth and professional development of officers through supervision and direction of their activities. Reviews loans for compliance with lending objectives, compliance, policies and procedures.

Is responsible for maintaining compliance with all applicable laws and regulations concerning consumer lending.

Works closely with Consumer and Branch Loan Officers, keeping them informed of changes in policies and procedures and ensuring that they and their staff are well-trained in the consumer lending function.
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Continually reviews journals, articles, publications, and other material to review regulatory legal changes pertinent to the consumer lending operation and to ensure that departmental policies and procedures comply with all applicable laws and regulations.

Provides detailed information for preparing the department budget including projected volume, rate of return and expenditures.

Oversees all aspects of the retail banking function and origination responsibility from initiating new products and services to final implementation. Responsible for functions and profitability of department, i.e. credit card, retail sales, home equity, ATMs, check card, merchant bankcard, retail loan products, etc.

Oversees marketing/advertising functions for the bank, includes but not limited to coordinating all advertising media utilization, image development and delivery, marketing promotional items, etc.

Develop sales-training to improve point-of-sale skills of all retail customer contact employees.

Sets objectives and monitors progress in achieving goals for all direct report officers.

Assists Director of Human Resources in maintaining a quality work force that is fairly compensated, trained properly and given opportunities to advance within the bank.

SUPERVISORY RESPONSIBILITIES:
Manages subordinate supervisors who may supervise employees in the consumer lending area. Is responsible for the overcall direction, coordination, and evaluation of this unit. Also, may directly supervise non-supervisory employees.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

CRA REQUIREMENT:
All personnel are expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. All employees shall cooperate with and support the bank's CRA program. Staff will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations and/or community protests.

PRODUCT KNOWLEDGE REQUIREMENTS:
It is the responsibility of all personnel to know and understand the bank's products and services that are provided and give information to customers when requested to do so.
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QUALIFICATION REQUIREMENTS:
To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         EDUCATION AND/OR EXPERIENCE:
         A technical level of knowledge normally acquired through completion of a master's level program in business administration, finance or related area. Five to seven years of progressively increasing responsible consumer lending experience.

         LANGUAGE SKILLS:
         Ability to read, analyze, and interpret general business periodicals, professional journals, technical procedures, policy procedures or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public.

         MATHEMATICAL SKILLS:
         Good analytical skills with problem solving abilities. Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of cash flow and financial analysis. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations. The analytical ability to conduct an analysis of an applicant's credit status and recommend alternatives where the analysis reveals an insufficient financial posture.

         REASONING ABILITY:
         Ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

CERTIFICATES, LICENSES, REGISTRATIONS:
Preferred Graduate of LSU School of Banking of the South or Georgia School of Banking. Various BAI or AIB bank related courses are helpful.




OTHER SKILLS AND ABILITIES:
Possesses personal characteristics of intelligence, common sense, inquisitiveness, listening skills, decisiveness, results oriented, self-motivator, high level of confidence,

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manager of time, shows attention to details, ease in dealing with numbers, negotiation skills, maturity, integrity, adaptability, sense of humor and a student of human nature.

PHYSICAL DEMANDS:
The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to sit and talk or hear. The employee frequently is required to use hands to handle or feel objects or controls. The employee is occasionally required to stand and walk.

Specific vision abilities required by this job include close vision, distance vision, peripheral vision, and the ability to adjust focus.

WORK ENVIRONMENT:
The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

The noise level in the work environment is usually quiet. May occasionally be exposed to outside weather conditions while viewing collateral.

Exposed to potentially hazardous conditions, i.e., robbery. Receives detailed instructions concerning procedures to be followed for minimal exposure.